Exhibit 99.2

Platform Specialty Products Corporation Announces Corporate Name Change Following

Completion of the Sale of Arysta LifeScience, Provides Pro Forma Financial Outlook

and Announces Authorization for up to $750 Million in Share Repurchases

•	Platform to change its name to Element Solutions Inc. at closing of the Arysta transaction

•	Element Solutions Inc.’s annualized adjusted EBITDA excluding Arysta expected between $450 million to $470 million based on adjusted EBITDA guidance range for 2018, and estimated run-rate cost savings from sale of Arysta and reorganization of approximately $25 million targeted in 2019

•	Platform’s Board of Directors has authorized up to $750 million in share repurchases, conditioned on closing

•	Nichelle Maynard-Elliott to join Platform Board effective August 15th, 2018

WEST PALM BEACH, Fla., July 20, 2018 – Platform Specialty Products Corporation (NYSE:PAH) (“Platform”) announced today that it has signed a definitive agreement to sell its Agricultural Solutions business, which consists of Arysta LifeScience Inc. and its subsidiaries (collectively, “Arysta”), for $4.2 billion in cash to UPL Corporation Ltd., subject to customary closing conditions, adjustments and regulatory approvals. This transaction represents the achievement of Platform’s objective of separating its Agricultural Solutions and Performance Solutions businesses while establishing a pre-eminent global off-patent crop protection business. The transaction is expected to close in late 2018 or early 2019 upon satisfaction or waiver of the closing conditions. In the context of this transaction, Platform also announced a planned name change and pro forma financial guidance.

A New Chapter for Platform

The closing of this transaction will start a new phase for Platform. Consistent with this transformation, Platform plans to change its name to Element Solutions Inc. (“Element Solutions” or “Element”), effective at closing of the Arysta transaction. Element expects to be traded on the New York Stock Exchange under the ticker symbol “NYSE:ESI.” This newly named company will comprise the existing Performance Solutions segment of Platform, a portfolio of market-leading specialty chemicals businesses focused on attractive segments in the electronics, industrials and energy end-markets. Element intends to continue to focus on organic growth from its core portfolio as well as measured opportunistic acquisitions to build its capabilities, technologies and product offerings in its existing and adjacent end-markets.

Use of Proceeds and Pro Forma Financial Outlook

Platform expects net cash proceeds of approximately $4.2 billion from the sale of Arysta, which Element plans to use primarily to pay down existing debt. At the closing of the Arysta transaction, Element expects to have net debt of less than $1 billion or less than 2.5 times pro forma trailing twelve month adjusted EBITDA. Element’s new long-term net leverage target range would be 3.0 to 3.5 times adjusted EBITDA, which provides significant incremental capacity for value accretive capital allocation, including a combination of measured acquisitions and share repurchases. To that extent, the Board has authorized up to $750 million in share repurchases, conditioned on the closing of the Arysta transaction. Shares repurchases will be made opportunistically at the discretion of Element.

In the context of the Arysta transaction and the formation of Element Solutions, Platform intends to merge its corporate functions with those of its Performance Solutions segment. The divestiture of Arysta and this related reorganization are expected to generate approximately $25 million of estimated annual run-rate cost savings in the next 12 to 18 months. Based on Platform’s previously-announced 2018 adjusted EBITDA guidance1 and adjusting for the Arysta transaction as well as the annualized cost savings from the related reorganization, Element expects pro forma adjusted EBITDA from continuing operations to be in a range of $450 million to $470 million on an annualized basis. Going forward, Elements Solutions expects to be positioned to grow adjusted EBITDA in the high-single digits annually.

Management Commentary

Chief Executive Officer Rakesh Sachdev said, “This transaction marks an inflection point for Platform. At closing, we will have achieved our separation and the objectives associated with it – setting up Arysta for long-term success and improving the balance sheet of Platform to position the company well for future growth. We will have a terrific portfolio of businesses at Element Solutions, an outstanding team and numerous opportunities in front of us. With a more nimble footprint, focused portfolio and vastly-improved balance sheet, the anticipated strategy for our next chapter will be a balance of efficient operations, above market organic growth and prudent capital allocation. We plan to emphasize operational excellence, running our best-in-class businesses efficiently and for profitable growth, and measured acquisitions in existing markets and adjacencies where we have market expertise and synergies to compound value creation for our shareholders. Upon closing, the combination of our corporate and Performance Solutions teams is expected to create a more efficient enterprise. It will be an exciting next phase for our company.”

Nichelle Maynard-Elliott to join the Platform Board of Directors

Effective August 15th 2018, Nichelle Maynard-Elliott will join the Platform Board of Directors. Ms. Maynard-Elliott currently serves as the Executive Director of Mergers & Acquisitions at Praxair, Inc. Prior to joining Praxair in 2003, Ms. Maynard-Elliott was a practicing lawyer.

[1]	Existing 2018 Adjusted EBITDA guidance range of $425 million to $445 million, which excludes any contribution from Arysta but includes the corporate overhead to support both the Agricultural Solutions and Performance Solutions segments. Arysta is expected to be reported as a discontinued operation beginning with Platform’s quarterly report on Form 10-Q for the three and nine months ended September 30, 2018.

Chairman Martin E. Franklin commented, “We are pleased to welcome Nichelle Maynard-Elliott to our board next month. With her strong relevant experience in chemicals, acquisitions and law, she is a great fit with our existing board members, and I expect her to make a meaningful and positive contribution as a director of Platform in the future.”

Conference Call

Platform will host a webcast/dial-in conference call to discuss the transaction and these other announcements at 8:30 a.m. (Eastern Time) on July 20, 2018. Participants on the call will include Martin E. Franklin, Chairman; Rakesh Sachdev, Chief Executive Officer; and Benjamin Gliklich, Executive Vice President – Operations and Strategy.

To listen to the call by telephone, please dial (855) 357-3116 (domestic) or (484) 365-2867 (international) and provide the Conference ID: 4999088. The call will be simultaneously webcast at www.platformspecialtyproducts.com.

A replay of the call will be available for three weeks shortly after completion of the live call at www.platformspecialtyproducts.com.

Non-GAAP Measures

This press release includes non-GAAP measures, such as annualized pro forma adjusted EBITDA and pro forma adjusted EBITDA guidance. These non-GAAP measures should be considered in addition to, not as a substitute for, measures of financial performance prepared in accordance with GAAP. “Pro forma” information in this press release excludes the results of the Arysta business by assuming a transaction closing on January 1, 2018 and includes the full benefit of approximately $25 million of estimated run-rate cost savings expected to be delivered in 2019. This pro forma information, however, should not necessarily be, and should not be assumed to be, an indication of the results that may have been achieved had the Arysta transaction been completed on January 1, 2018, or results that may be achieved in the future. This pro forma information may also not be comparable to the pro forma information required to be provided in connection with the transaction closing. Further, Platform only provides adjusted EBITDA guidance on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measure to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for restructurings, refinancings, divestitures, integration and acquisition-related expenses, share-based compensation amounts, nonrecurring, unusual or unanticipated charges, expenses or gains, adjustments to inventory and other charges reflected in the reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

About Platform

Platform is a global and diversified producer of high-technology specialty chemicals and a provider of technical services. The business involves the formulation of a broad range of solutions-oriented specialty chemicals, which are sold into multiple industries, including automotive, agriculture, animal health, electronics, graphic arts, and offshore oil and gas production and drilling. More information on Platform is available at www.platformspecialtyproducts.com.

Forward-looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related to the planned sale of Arysta and the timing for completion of this transaction; the ability of the parties to close this transaction, including obtaining regulatory approvals and meeting other closing conditions; use of proceeds; share repurchases, conditioned on the closing of the transaction; business strategy and financial outlook following the closing of the transaction, including net debt, long-term net leverage target range, estimated annual run-rate cost savings, pro forma adjusted EBITDA and pro forma adjusted EBITDA guidance on an annualized basis. Actual results could differ from those projected due to numerous factors, including, without limitation, the parties’ ability to successfully complete the proposed separation; the timing for completion; adverse effects on the parties’ business operations or financial results; market volatility; legal, tax and regulatory requirements; unanticipated delays and transaction expenses; the impact of the transaction on Platform’s employees, customers, suppliers and lenders; the diverting of management’s attention from Platform’s ongoing business operations; and the possibility of more attractive strategic options arising in the future. Additional information concerning these and other factors that could cause actual results to vary is, or will be, included in Platform’s periodic and other reports filed with the Securities and Exchange Commission, including Platform’s annual report on Form 10-K for the fiscal year ended December 31, 2017. These forward-looking statements are made as of the date of this press release and are based on management’s estimates, assumptions and expectations with respect to future events and financial performance. Platform undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Investor Relations Contact:

Carey Dorman

Vice President, Treasurer and Investor Relations

Platform Specialty Products Corporation

1-561-406-8465

Media Contact:

Liz Cohen

Managing Director

Kekst & Co.

1-212-521-4845